Exhibit 5.1

Grifols, S.A.

Avinguda de la Generalitat, 152-158

Parc de Negocis Can Sant Joan

Sant Cugat del Valles 08174

Barcelona, Spain

29 December 2017

Ladies and Gentlemen:

We have acted as Spanish legal counsel to Grifols, S,A, (“Grifols”), a corporation (Sociedad Anónima) organized under the Laws of the Kingdom of Spain, in connection with the Registration Statement on Form S-8 (“the Registration Statement”) filed by the company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 2,945,840 of Grifols’ Class B non-voting ordinary shares (such shares , the “Shares”), including Shares represented by American Depository Shares, which may be issued by Grifols following the vesting of restricted share units of Grifols granted or awarded under the Grifols, S.A. Restricted Share nit Award Plan (the “Plan”).

For the purpose of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of Grifols and such other documents and certificates, and made such inquiries with officers of Grifols as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued by Grifols in accordance with the terms and conditions of the Plan, and the grant agreements or grant letters applicable to the restricted share units, will be legally issued, fully paid and non-assessable.

Our opinion is limited in all respects to the laws of Spain in force as of the date hereof. We do not express any opinion on the laws of any jurisdiction other than that of the Kingdom of Spain.

This opinion letter has been prepared for use in connection with the Registration Statement. The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Núria Martín Barnés

Núria Martín Barnés

Partner

Osborne Clarke

T +34 93 419 1818

F +34 93 410 2513

E nuria.martin@osborneclarke.com